Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 16, 2018, relating to the consolidated financial statements of NextEra Energy, Inc. and subsidiaries (NextEra Energy) and Florida Power & Light Company and subsidiaries (FPL), and the effectiveness of NextEra Energy’s and FPL’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of NextEra Energy and FPL for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in each prospectus, which are part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

July 2, 2018